CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin California Tax-Free Trust of our report dated August 15, 2018, relating to the financial statements and financial highlights, which appears in the Franklin California Intermediate-Term Tax-Free Income Fund Annual Report and Franklin California Ultra-Short Tax-Free Income Fund Annual Report on Form N-CSR for the period ended June 30, 2018.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

October 24, 2018